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                                                                   Exhibit 10-RR



                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS EMPLOYMENT AGREEMENT (the "Agreement") entered into as of March 1, 2001, by and between National Steel Corporation, a Delaware corporation (the "Company"), with its principal office in Mishawaka, Indiana, and Ronald J. Werhnyak, a resident of Indiana ("Executive").

         WHEREAS, the parties desire to enter into an agreement to reflect Executive's executive capacities and to provide for Executive's continued employment by the Company, upon the terms and conditions set forth herein:

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Employment. The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue to perform Executive's duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth.

         1.1. Employment Term. The term of Executive's employment under this Agreement shall commence as of the date hereof (the "Effective Date") and shall continue until February 28, 2003, and thereafter for successive one-year periods, unless sooner terminated (i) by written notice given by either party not less than 60 days prior to February 28, 2003 or any subsequent February 28, or (ii) in accordance with Section 5 hereof. The period commencing as of the Effective Date and ending on the date on which the term of Executive's employment under the Agreement shall terminate is hereinafter referred to as the "Employment Term."

         1.2. Duties and Responsibilities. Executive shall serve as Vice President, General Counsel and Secretary for the Company and/or in such other senior positions, if any, to which he may be appointed during the Employment Term. During the Employment Term, Executive shall perform, on a full time basis, all duties and accept all responsibilities incident to such positions as may be assigned to him by the Company's Chief Executive Officer, or, if the Company's Chief Executive Officer so specifies from time to time, by the Company's President.

         1.3. Base Salary. For all the services rendered by Executive hereunder, the Company shall pay Executive the base salary in effect as of the Effective Date ("Base Salary"), payable in installments at such times as the Company customarily pays its other senior level executives (but in any event no less often than monthly). Executive's Base Salary shall be reviewed annually for appropriate adjustment (but shall not be reduced below that in effect on the Effective Date without Executive's written consent) by the Company's President, Chief Executive Officer and Board of Directors (the "Board") pursuant to normal performance review policies for senior level executives.

         1.4. Retirement and Benefit Coverages. During the Employment Term, Executive shall be entitled to participate in all (i) employee pension and retirement plans and programs ("Retirement Plans") and (ii) welfare benefit plans and programs ("Benefit Coverages"), in each case made available to the Company's senior level executives as a group or to its employees generally, as such Retirement Plans or Benefit Coverages may be in effect from time to time.
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         1.5. Reimbursement of Expenses and Dues; Vacation; Perquisites.
Executive shall be provided with reimbursement of expenses related to Executive's employment by the Company on a basis no less favorable than that which may be authorized from time to time for senior level executives as a group, and shall be entitled to five (5) weeks of vacation annually and holidays in accordance with the Company's normal personnel policies for senior level executives in effect from time to time. In addition, Executive shall be entitled to (i) such professional tax, financial and estate planning services as the Company provides for its senior level executives, and (ii) such indemnification for authorized actions incident to his responsibilities for the Company as is generally provided to senior executives of the Company.

         1.6. Short-Term Incentive Compensation. Executive shall be entitled to participate in the Company's Key Management Incentive Compensation Plan as in effect from time to time, or any other short-term incentive compensation programs established by the Company for its senior level executives generally, and shall be eligible to receive such short-term incentive compensation, depending upon achievement of certain annual individual or business performance objectives specified and approved by the Board (or a Committee thereof) in its sole discretion and as otherwise determined in accordance with the terms of such plan(s) or program(s).

         1.7. Long-Term Incentive Compensation. Executive shall be entitled to participate in the Company's 1993 Long-Term Incentive Plan or any other long-term incentive compensation programs established by the Company for its senior level executives generally.

         2. Confidential Information. Executive recognizes and acknowledges that by reason of Executive's employment by and service to the Company during and, if applicable, after the Employment Term, Executive will continue to have access to certain confidential and proprietary information relating to the business of the Company, which may include, but is not limited to, trade secrets, trade "know-how," customer information, supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, manufacturing processes and equipment, computer programs and software and financial information (collectively referred to as "Confidential Information"). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that Executive will not, unless expressly authorized in writing by the Company's Chief Executive Officer, at any time during the course of Executive's employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Executive also covenants that at any time after the termination of such employment, directly or indirectly, Executive will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information, in which case Executive will inform the Company in writing promptly of such required disclosure, but in any event at least two business days prior to disclosure. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive's

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possession during the course of Executive's employment shall remain the property of the Company. Except as required in the performance of Executive's duties for the Company, or unless expressly authorized in writing by the Company's
President or Chief Executive Officer, Executive shall not remove any written Confidential Information from the Company's premises, except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Upon termination of Executive's employment, Executive agrees immediately to return to the Company all written Confidential Information in Executive's possession.

         3. Non-Competition; Non-Solicitation; No Unfavorable Publicity; Cooperation.

                  (a) During Executive's employment by the Company and for a period of one year after Executive's termination of employment under Section 5.5 of this Agreement, within the "Geographic Area," as defined below, Executive will not, except with the prior written consent of the Company's Chief Executive Officer, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Executive's name to be used in connection with, any business or enterprise which is engaged in making, producing, manufacturing or finishing steel products that are in direct competition with steel products made, produced, manufactured or finished by the Company. For the purposes of this Section, "Geographic Area" shall mean the continental United States; provided, however, that if any court of competent jurisdiction determines that the Geographic Area is too extensive to require enforcement of this Subsection 3(a), the Geographic Area shall be the portion of the United States east of the Mississippi River (or the largest other such portion of the United States that such court deems not too extensive to require enforcement of this Subsection 3(a)).

                  (b) The foregoing restrictions shall not be construed to prohibit the ownership by Executive of less than one percent (1%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising Executive's rights as a shareholder, or seeks to do any of the foregoing.

                  (c) Executive further covenants and agrees that during Executive's employment by the Company and for the period of one year thereafter, Executive will not, directly or indirectly, (i) solicit, divert, take away, or attempt to solicit, divert or take away, any of the Company's customers, or (ii) encourage any customer to reduce its patronage of the Company.

                  (d) Executive further covenants and agrees that during Executive's employment by the Company and for the period of one year thereafter, Executive will not, except with the prior written consent of the Company's Chief Executive Officer, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who was a managerial or higher level employee of the Company at any time during the term of Executive's employment by the Company by any employer other than the Company for any position as an employee,

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independent contractor, consultant or otherwise. The foregoing covenant of
Executive shall not apply to any person after 12 months have elapsed subsequent to the date on which such person's employment by the Company has terminated.

                  (e) During the Term and subsequent to Executive's termination of employment with the Company, Executive agrees not to make any negative or unfavorable statements or communications, and not to issue any written communications or release any other written materials which would be materially damaging to the Company, its officers, directors or affiliates, or its or their reputation or standing, whether in the investor or financial community, the steel industry or otherwise.

                  (f) Executive agrees to cooperate with the Company for a reasonable period of time after the Employment Term by making himself available to testify on behalf of the Company, in any action, suit or proceeding. In addition, for a reasonable period of time, Executive agrees to be available at reasonable times to meet and consult with the Company on matters reasonably within the scope of his prior duties with the Company so as to facilitate a transition to his successor. The Company agrees to compensate Executive at the highest rate of Base Salary applicable under Section 1.3 of this Agreement during the Employment Term and to reimburse Executive for all expenses actually incurred in connection with his provision of testimony or consulting assistance.

         4. Equitable Relief and Damages.

                  (a) Executive acknowledges and agrees that the restrictions contained in Sections 2 and 3 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should Executive breach any of the provisions of those Sections. Executive represents and acknowledges that (i) Executive has been advised by the Company to consult Executive's own legal counsel in respect of this Agreement, and (ii) that Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Executive's counsel.

                  (b) Executive further acknowledges and agrees that a breach of any of the restrictions in Sections 2 and 3 cannot be adequately compensated by monetary damages. Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 2 or 3 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of Sections 2 or 3 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

                  (c) Damages. If Executive breaches any of Executive's obligations under Sections 2 or 3 hereof, and such breach constitutes "Cause," as defined in Section 5.3 hereof, or would constitute Cause if it had occurred during the Employment Term, the Company shall thereafter remain obligated only for such compensation

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and other benefits, if any, as may otherwise be required in any plans, policies or practices then applicable to Executive in accordance with the terms thereof, and not for any compensation or other benefits under this Agreement.

                  (d) Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Sections 2 or 3 hereof, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in the United States District Court for the Northern District of Indiana, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Indiana, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court.

         5. Termination. The Employment Term shall terminate upon the occurrence of any one of the following events:

         5.1. Disability. The Company may terminate the Employment Term if Executive is unable substantially to perform Executive's duties and responsibilities hereunder to the full extent required by the Company's President or Chief Executive Officer by reason of illness, injury or incapacity for six consecutive months, or for more than six months in the aggregate during any period of twelve calendar months; provided, however, that the Company shall continue to pay Executive's Base Salary until the Company acts to terminate the Employment Term. If the Company terminates the Employment Term, Executive shall be entitled to receive (i) any amounts earned, accrued or owing but not yet paid under Section 1 above (including but not limited to unused vacation pay), and
(ii) any other benefits, all in accordance with the terms of any applicable plans and programs (or related agreements) of the Company referred to in Section 1 above. Otherwise, the Company shall have no further liability or obligation to Executive for compensation or benefits under this Agreement. Executive agrees, in the event of a dispute under this Section 5.1, to submit to a physical examination by a licensed physician selected by the Company's President or Chief Executive Officer.

         5.2. Death. The Employment Term shall terminate in the event of Executive's death. In such event, the Company shall pay to Executive's executors, legal representatives or administrators, as applicable, an amount equal to the installment of Executive's Base Salary set forth in Section 1.4 hereof for the month in which Executive dies. In addition, Executive's estate or other appropriate beneficiary (as designated by Executive in accordance with the terms of any applicable benefit plans or programs of the Company) shall be entitled to receive (i) any other amounts earned, accrued or owing but not yet paid under Section 1 above (including but not limited to unused vacation pay) and (ii) any other benefits, all in accordance with the terms of any applicable plans and programs (or related agreements) of the Company referred to in Section 1 above. Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.

         5.3. Cause. The Company may terminate the Employment Term, at any time, for "Cause" upon written notice, in which event all payments under this Agreement shall cease, except for Base Salary and unused vacation pay to the extent already earned by reason of services actually performed, but Executive shall remain

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entitled to any other benefits in accordance with the terms of any applicable plans and programs of the Company. For purposes of this Agreement, Executive's employment may be terminated for "Cause" if (i) Executive is convicted of a felony, (ii) in the reasonable determination of the Board, Executive has (x) committed an act of fraud, embezzlement, or theft in connection with Executive's duties in the course of Executive's employment with the Company, or (y) caused intentional damage or harm to the property, business or reputation of the Company, or intentionally disclosed Confidential Information in breach of this Agreement, or (iii) Executive has otherwise materially breached Executive's obligations under this Agreement and shall not have remedied such breach within 15 days after receiving written notice from the Board specifying the details thereof. For purposes of this Agreement, an act or omission on the part of Executive shall be deemed "intentional" only if it was not due primarily to an error in judgment or negligence and was done by Executive not in good faith and without reasonable belief that the act or omission was in the best interest of the Company.

         5.4. Termination Without Cause and Constructive Discharge.

                  (a) The Company may remove Executive at any time, without Cause, from the position in which Executive is employed hereunder, or Executive may terminate employment with the Company at any time under circumstances comprising Constructive Discharge, as defined in this Section 5.4, and in either such case the Employment Term shall be deemed to have ended, by written notice to the other party. If such notice is given by the Company to Executive, the Employment Term shall end no earlier than the 60th day following the date such notice is given. If such notice is given by Executive, the Employment Term shall end on the date such notice is given. In the event that such notice is given, Executive shall be under no obligation to render any additional services to the Company and, subject to the provisions of Section 3 hereof, shall be allowed to seek other employment. Upon any such termination by the Company or Executive, in addition to payment of any amounts earned, accrued or owing but not yet paid under Section 1 above (including but not limited to unused vacation pay), Executive shall be entitled, as liquidated damages for the failure of the Company to continue to employ Executive, to (i) a single sum payment in cash, within 30 days after the end of the Employment Term, in the amount of 1.75 times Executive's annual Base Salary as of the last day of the Employment Term (unless Executive has terminated employment with the Company under circumstances comprising Constructive Discharge by reason of a reduction to Base Salary, in which case payment under this clause (i) shall be in the amount of 1.75 times Executive's annual Base Salary immediately prior to such reduction); (ii) a single sum payment in cash, within 30 days after the end of the Employment Term, in the amount of 1.75 times the greater of (A) the average annual amount paid to Executive under Section 1.6 of this Agreement for the three calendar years preceding the calendar year in which the Employment Term ends, or (B) Executive's highest target bonus percentage for purposes of Section 1.6 of this Agreement for any calendar year during the Employment Term (or, if greater, 35%), multiplied by the annual Base Salary determined for purposes of clause (i) of this Subsection 5.4(a); (iii) a single sum payment in cash, within 30 days after the end of the Employment Term, of all amounts accrued to Executive under the Executive Deferred Compensation Plan, whether or not otherwise forfeitable, acceptance of which single sum payment shall constitute Executive's waiver of any claim or entitlement to benefits under the Executive Deferred Compensation Plan; (iv) executive outplacement services at a cost not to exceed 30% of Base Salary determined for purposes of clause (i) of this Subsection 5.4(a);

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(v) continued participation for Executive and Executive's eligible dependents in the Benefits Coverages, including but not limited to the Company sponsored health care plan, in which Executive participated on the last day of the Employment Term, for a period of 12 months, provided that all such Benefit Coverages shall in any case cease if Executive becomes covered under a group health care plan sponsored by another employer; (vi) monthly payments for the life of Executive, beginning as of the earliest date Executive is eligible following the end of the Employment Term to begin to receive benefits under the National Steel Corporation Retirement Program (the "Pension Plan"), in an amount equal to the difference (if any) between (A) the monthly amount payable under the Pension Plan as of such date in the form of a single life annuity and (B) the monthly amount that would have been payable under the Pension Plan in the form of a single life annuity without reduction for early commencement, provided that (x) eligibility to receive benefits under the Pension Plan and the monthly amount described in subclause (B) of this clause (vi) shall be determined as if Executive were credited with Service and Benefit Service under the Pension Plan equal to the greater of 10 years or his actual Service and Benefit Service, (y) the monthly amount described in subclause (A) of this clause (vi) shall be determined based on Executive's actual Service and Benefit Service under the Pension Plan, and (z) if Executive is credited with fewer than 10 years of Service under the Pension Plan, Executive may elect to receive as a single sum payment, within 30 days after the end of the Employment Term, the actuarial equivalent (based on the actuarial assumptions prescribed under Section 417(e) of the Internal Revenue Code of 1986, as amended, without regard to alternatives permitted by applicable governmental regulations) of the annuity described in subclause (A) of this clause (vi), determined as if Executive were credited with 10 years of Service and Benefit Service under the Pension Plan, with the remainder (if any) of the monthly amount determined under this clause (vi) payable monthly for the life of Executive; (vii) coverage for Executive and Executive's dependents who would be eligible if Executive were otherwise eligible for such coverage, under the Company sponsored health care plan in effect from time to time for non-represented retirees, beginning as of the earliest date Executive is eligible following the end of the Employment Term to begin to receive benefits under the Pension Plan, determined as if Executive were credited with not less than 10 years of Service under the Pension Plan; and
(viii) continued vesting of previously granted stock options, in accordance with the vesting schedule under such grants, and continued exercisability of such stock options as are or become vested, in each case until the earlier of the second anniversary of the last day of the Employment Term or the expiration of the respective terms of such stock options. Continued health care coverage under clause (v) of this Subsection 5.4(a) shall not reduce the period of health care continuation coverage to which Executive would otherwise be entitled under applicable federal law. If the Company sponsored health care plan described in either clause (v) or clause (vii) of this Subsection 5.4(a) does not by its terms allow Executive's participation or continued participation, the Company shall obtain and pay all premiums for insurance coverage on behalf of Executive and/or Executive's eligible dependents that provides equivalent benefits as provided under such Company sponsored health care plan or, at the Company's election, shall provide such benefits from its own assets. In the latter case, the Company shall treat Executive as receiving taxable income equal to the premium cost calculated by the Company under applicable federal law for health care continuation under the applicable Company sponsored health care plan, and shall pay Executive additional amounts equal to Executive's incremental tax liability attributable to such taxable income. Notwithstanding anything in this

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Agreement to the contrary, on or after the date Executive attains age 65, no action by the Company shall be treated as a removal from employment or Constructive Discharge if on the effective date of such action Executive satisfies all of the requirements for the executive or high policy-making exception to applicable provisions of state and federal age discrimination legislation.

                  (b) Notwithstanding any other provision of this Agreement to the contrary, Executive shall not be entitled to any of the payments or benefits described in Subsection 5.4(a) unless Executive executes a written release upon such removal or Constructive Discharge, substantially in the form attached hereto as Annex 1 (the "Release"), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive's employment by the Company (other than any entitlements under the terms of this Agreement or under any other plans or programs of the Company in which Executive participated and under which Executive has accrued a benefit), or the termination thereof.

                  (c) The term "Constructive Discharge" means a termination of the Executive's employment by the Executive due to (i) non-payment or reduction of compensation or benefits then in effect and described in Sections 1.3-1.7;
(ii) reduction or diminution of Executive's duties or responsibilities without Executive's prior consent, including but not limited to a change in Executive's reporting relationships; (iii) notice by the Company of termination of this Agreement in accordance with Section 1.1; (iv) relocation of Executive's principal workplace by twenty-five miles or more; or (v) a failure by the Company or its successors without the prior consent of the Executive to fulfill the obligations under this Agreement in any material respect.

         5.5. Voluntary Termination. Executive may voluntarily terminate the Employment Term under circumstances that do not comprise Constructive Discharge, upon written notice for any reason, and the Employment Term shall end on the date such notice is given. In such event, no further payments shall be due under this Agreement, except that Executive shall be entitled to any benefits due in accordance with the terms of any applicable plan and programs of the Company.

         6. Payments Upon a Change of Control.

         6.1. Definitions. For all purposes of this Section 6, the following terms shall have the meanings specified in this Section 6.1 unless the context otherwise clearly requires:

                  (a) "Change of Control." For purposes of this Agreement, a "Change of Control" shall mean:

                           (i)      (A)  If any individual, entity or group
(within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") acquires (by purchase, tender offer or otherwise) or becomes the "beneficial owner" (as defined in rule 13d-3 under the Exchange Act) of thirty percent (30%) or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities") and (B) NKK Corporation ceases to be the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of all the then Outstanding Company Voting Securities; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, or (2) any acquisition by any entity

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pursuant to a transaction which complies with each of clauses (A), (B) and (C)
of paragraph (iii) of this Subsection (a).

                           (ii)     Individuals who, as of the date hereof,
constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

                           (iii)    Consummation of a reorganization,
recapitalization, merger, acquisition of securities or assets by the Company or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (A) the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock (in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, the Company or a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries), and (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least two-thirds of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                           (iv)     Approval by the shareholders of the Company
of a complete liquidation or dissolution of the Company.

                  (b) "Termination upon a Change of Control" shall mean a termination of Executive's employment under Section 5.4 of this Agreement upon or within two years after a Change of Control.

         6.2. Certain Increase in Payments.

                  (a) Anything in this Agreement to the contrary notwithstanding, in the event that Executive experiences a Termination upon a Change of Control and it shall be determined that any payment or distribution by

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the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), Executive shall be paid an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive from the Payment and the Gross-Up Payment, after deduction of any excise tax imposed under Section 4999 of the Code and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment, shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the date of Executive's Termination upon a Change of Control, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

                  (b) All determinations to be made under this Section 6.2 shall be made by the Company's independent public accountant immediately prior to the Change of Control (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to the Company and Executive within 10 days of the date of Executive's Termination upon a Change of Control. Within five days after the Accounting Firm's determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Executive such amounts as are then due to Executive under this Agreement.

                  (c) In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Payment or Gross-Up Payment, a change is finally determined to be required in the amount of taxes paid by Executive, appropriate adjustments shall be made under this Agreement such that the net amount which is payable to Executive after taking into account the provisions of Section 4999 of the Code shall reflect the intent of the parties as expressed in subsection (a) above, in the manner determined by the Accounting Firm.

                  (d) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (b) and (c) above shall be borne solely by the Company.

         7. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

         8. Arbitration; Expenses. In the event of any dispute under the provisions of this Agreement other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Mishawaka, Indiana, in accordance with National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable, and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this

Agreement other than a benefit specifically provided under or by virtue of the Agreement. If Executive prevails on any material issue which is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including the Company's and Executive's reasonable attorneys' fees and expenses). Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses) and shall share the fees of the American Arbitration Association.

         9. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

         If to the Company, to:

                  President and Chief Operating Officer
                  National Steel Corporation
                  4100 Edison Lakes Parkway
                  Mishawaka, Indiana   46545-3440


If to Executive, to:

                  Ronald J. Werhnyak

                  ---------------------------------------

                  ---------------------------------------

                  ---------------------------------------


or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

         10. Contents of Agreement; Amendment and Assignment.

                  (a) This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer and by Executive.

                  (b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the extent the Company would be required to perform if no such succession had taken place.

         11. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

         12. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

         13. Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of Executive's incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive's beneficiary, estate or other legal representative.

         14. Miscellaneous. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         15. Withholding. The Company may withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

         16. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Indiana without giving effect to any conflict of laws provisions.


         IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

                                  NATIONAL STEEL CORPORATION



                                  By:
--------------------------------     -------------------------------------------
                                  Name:  John A. Maczuzak
                                  Title:   President and Chief Operating Officer